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EXHIBIT 11

FAMILY DOLLAR STORES, INC.
STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS

	QUARTER ENDED NOVEMBER 30, 2002		QUARTER ENDED DECEMBER 1, 2001
AS PRESENTED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	BASIC	DILUTED	BASIC	DILUTED
AVERAGE SHARES OUTSTANDING	173,077	173,077	172,252	172,252
NET INCOME	$57,478	$57,478	$50,207	$50,207
NET INCOME PER SHARE	$0.33	$0.33	$0.29	$0.29
PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS
ADDITIONAL WEIGHTED AVERAGE SHARES FROM ASSUMED EXERCISE AT THE BEGINNING OF THE YEAR OF DILUTIVE STOCK OPTIONS		5,759		5,515
WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK METHOD (AVERAGE MARKET PRICE)		(4,894)		(4,170)

NET PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		865		1,345
PERCENTAGE DILUTION FROM PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		0.50%		0.78%
TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS		173,942		173,597
NET INCOME		$57,478		$50,207
PRO FORMA NET INCOME PER SHARE (INCLUDING DILUTIVE COMMON STOCK EQUIVALENTS)		$0.33		$0.29

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  EXHIBIT 11
FAMILY DOLLAR STORES, INC. STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS